CHINA MEDIA1 CODE OF ETHICS

INTRODUCTION

China Media1 believes that trusting, long-term relationships are built through honesty, openness and fair play. All aspects of our business must be based on the above principles. Our employees are the key to our success and we're all part of the corporate team; therefore we all must take responsibility for our own actions and conduct. Managers are responsible for directing the actions of others and for setting an example for other employees, they are responsible those under their supervision. It must be remembered that no one has authority to require or influence another person to violate the code of ethics.

Since good judgment is a fundamental basis of everything China Media1 does as a company, understanding our ethical parameters can only strengthen that judgment. Since we operate in multiple jurisdictions, we have a responsibility to follow all applicable laws and regulations. Instances where the law is not explicit require using good judgment, adhering to the spirit of the law, and following the principles of honesty, integrity, and common sense.

WORK ENVIRONMENT

China Media1 respects and highly values its employees. Accordingly, the company has an unwavering ethical commitment toward promoting a workplace that is respectful of personal differences and free of discrimination and harassment. This principle applies in our hiring and interviewing process as well as all aspects of our work environment. By providing a respectful, creative, and positive atmosphere where employees can be successful and achieve, China Media1 is capable of attracting, motivating, and retaining the best people available. China Media1 is committed to providing a work environment free of discrimination and harassment based on age, marital status, medical condition, mental disability, physical disability or sex.

It is the company's intention to provide an atmosphere free of harassment that creates tension and/or an intimidating, offensive, or hostile work environment. Conduct that causes such conditions violates our code of business conduct. Abusive, insulting, or offensive actions of any kind, including unwelcome requests for sexual favors, sexual advances, and conversation containing sexual comments, are considered harassment that disrupts or interferes with work performance or that creates an intimidating, hostile, or otherwise offensive environment. Any employee experiencing such harassment is encouraged to report the incident to their manager. All incidents will be immediately investigated and the appropriate action taken.

CONDUCT AND BEHAVIOR STANDARDS

All employees are expected to contribute to the success of our company by performing their jobs as required and conducting themselves in a professional manner consistent with the company's business philosophy, values and standards of business conduct. Employee honesty and integrity are essential to ethical business practices. Employees are required to prepare all reports, including expense reports, time cards, and sales reports accurately and truthfully. Additionally, it is essential to avoid making misrepresentations or dishonest statements to anyone inside or outside the company.

Misuse of the company's property, including the company's equipment, supplies, e-mail, intranet, and computer and voicemail systems can constitute unethical conduct. These tools and resources are intended to assist employees in conducting legitimate company business, and any other use of such property is discouraged.

The following conduct by any employee, including the Chief Executive Officer ("CEO") or Chief Financial Officer ("CFO") must be reported immediately.


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o     Violation of the company's revenue recognition policies and procedures, or any other company policies or procedures designed to insure full, fair, accurate, timely and understandable disclosure of company information as required by the Securities and Exchange Commission or any other applicable governmental law, rule or regulation.

o Failure to fully, fairly, accurately, understandably and timely disclose to the appropriate individual(s) within the company any and all information that relates to the company's business, operations or financial condition that may need to be reported or disclosed to the Securities and Exchange Commission or pursuant to any other applicable governmental law, rule or regulation.

o Misrepresentation, concealment, falsification or destruction of any documents or other information relating to the company's business, operations or financial condition that may be required to be reported or disclosed, or used to prepare documents required to be reported or disclosed, to the Securities and Exchange Commission or pursuant to any other applicable governmental law, rule or regulation.

o Any other activity or conduct that could cause an individual, the company or any of its officers or directors to violate any applicable governmental law, rule or regulation relating to full, fair, accurate, timely and understandable disclosure of information required to be disclosed to any third person.

CONFLICTS OF INTEREST

A conflict of interest is generally any activity that is, or appears to be, opposed to the best business interests of the company.

o Employees shall not directly or indirectly work or consult for a competitor or engage in activity that is competitive with China Media1 business interests (including working for a China Media1 vendor). It is never acceptable for an employee to utilize China Media1 customer lists or contacts to market their own or third-party goods and services, even if they are not competing with China Media1 products or services.

o Employees shall avoid having a material financial interest in any company where that interest might conflict with China Media1 business concerns.

o Employees shall generally avoid conducting China Media1 business with family members or other significant relationships, or taking any business action that benefits a family member or significant relationship.

o China Media1 expects employees to devote full attention to their work, and therefore discourages other employment outside China Media1. No China Media1 employee, whether full time or part time, may engage in outside work or services for an actual or potential customer, competitor or vendor under any circumstances.

o While China Media1 is concerned with maintaining its competitive edge in the industry, only authorized China Media1 employees should conduct market intelligence with respect to other companies, and only by straightforward legal means. Additionally, the reputation of China Media1 products and services is built on merit, not on the disparagement of competitors or their products.

PROTECTING COMPANY INFORMATION

Trade secrets, technology, ideas, customer lists, unannounced financial data, marketing and pricing strategies, and business plans are, among others, China Media1's most valuable business assets and protecting their confidential and proprietary nature is the ethical duty of every China Media1 employee. Employees must consider whether information they handle or share might give China Media1 a competitive advantage or could damage China Media1 if its disclosure were out of the company's control. If so, it would be considered China Media1 confidential. When in doubt, contact the President or Chairman. In addition, no employee must ever attempt to obtain or use another company's proprietary information for China Media1's benefit or otherwise in violation of law or any applicable agreement.


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INFORMATION SECURITY

Information is vital to China Media1's continuing success. Inadequate protection or misuse of China Media1's information assets could give the company's competition an unfair advantage, diminish the quality of our products and services, increase the risk of litigation, or otherwise harm the company. All China Media1 employees share a responsibility to our customers, shareholders, and each other to protect China Media1 information assets from unauthorized access, use, modification, destruction, theft, or disclosure.

LAWS AND DEALING WITH THE GOVERNMENT

Ethical conduct requires the observance of the laws of all countries where China Media1 conducts business. Violation of governing laws subjects China Media1 to significant risk that could lead to fines, penalties and damaged reputation.